                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                           (Amendment No. _______)*


                            Wilmar Industries, Inc.
                        ------------------------------
                                Name of Issuer

                                 Common Stock
                        ------------------------------
                        (Title of Class of Securities)

                                   971426 10 1
                             ---------------------
                                 CUSIP Number





          * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages
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------------------------                                  ----------------------
 CUSIP No.  971426 10 1                  13G                 Page 2 of 4 Pages
------------------------                                  ----------------------

--------------------------------------------------------------------------------
 1      NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                William S. Green  ###-##-####
--------------------------------------------------------------------------------
 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a) [ ]

                                                                    (b) [X]
--------------------------------------------------------------------------------
 3      SEC USE ONLY

--------------------------------------------------------------------------------
 4      CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
--------------------------------------------------------------------------------
                         5       SOLE VOTING POWER

        NUMBER OF                       2,129,036
         SHARES         --------------------------------------------------------
      BENEFICIALLY       6      SHARED VOTING POWER
        OWNED BY
          EACH                                -0-
        REPORTING       --------------------------------------------------------
         PERSON          7      SOLE DISPOSITIVE POWER
          WITH
                                        2,129,036
                        --------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER

                                              -0-
--------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,129,036
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            [_]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                16.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

                IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G

     Item 1.   (a)  Name of Issuer:  Wilmar Industries, Inc., a New Jersey
                    --------------
corporation (the "Company")

               (b)  Address of Issuer's Principal Executive Offices: 303 Harper
                    -----------------------------------------------
Drive, Moorestown, New Jersey 08057

     Item 2.   (a)  Name of Person Filing:  William S. Green
                    ---------------------

               (b)  Address of Principal Business Office or, if none, Residence:
                    -----------------------------------------------------------
Mr. William S. Green, Wilmar Industries, Inc., 303 Harper Drive, Moorestown, New Jersey 08057

               (c)  Citizenship:  United States of America
                    -----------

               (d)  Title of Class of Securities:  Common Stock
                    ----------------------------

               (e)  CUSIP Number:  971426 10 1
                    ------------

     Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or 13-d-
               --------------------------------------------------------------
2(b), check whether the person filing is a:  N/A
------------------------------------------

     Item 4.   Ownership.  For information concerning the ownership of Common
               ---------
Stock of the Company by Mr. Green, see Items 5 through 9 and 11 of the cover page to this Schedule 13G.

     Item 5.   Ownership of Five Percent or Less of a Class.  N/A
               --------------------------------------------

     Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
               ---------------------------------------------------------------
N/A

     Item 7.   Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
Acquired the Security Being Reported on By the Parent Holding Company.  N/A
---------------------------------------------------------------------

     Item 8.   Identification and Classification of Members of the Group. N/A
               ---------------------------------------------------------

     Item 9.   Notice of Dissolution of Group.  N/A
               ------------------------------

     Item 10.  Certification.  N/A
               -------------

                               Page 3 of 4 pages
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                                   Signature
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 13, 1997
--------------------------------
Date



/s/ William S. Green
--------------------------------
Name



William S. Green
--------------------------------
Name


                               Page 4 of 4 pages